Exhibit 10.1

AMENDMENT NO. 3

TO

THE SECOND AMENDED AND RESTATED
CONSULTING AGREEMENT

FOR

NON-EXECUTIVE CHAIRMAN

This Amendment No. 3 to the Second Amended and Restated Consulting Agreement (this “Amendment No. 3”) is effective as of August 12, 2025 (“Effective Date”) and is entered into by and between PMGC Holdings Inc., a Nevada corporation fka Elevai Labs Inc. (“Company”) and Northstrive Companies Inc., a California corporation (“Consultant” and, together with the Company, the “Parties”). Capitalized terms used herein but not otherwise defined have the meanings set forth in the Second Amended and Restated Consulting Agreement for Non-Executive Chairman between the Parties, dated October 25, 2024 (the “Second A&R Agreement”).

WHEREAS, the Parties previously entered into the Second A&R Agreement;

WHEREAS, the Parties previously entered into the Amendment to the Second A&R Agreement on October 25, 2024 (“Amendment No. 1”);

WHEREAS, the Parties previously entered into the Amendment No. 2 to the Second A&R Agreement on April 3, 2025 (“Amendment No. 2”); and

WHEREAS, the Parties desire to amend the Second A&R Agreement for the third time, as set forth in this Amendment No. 3.

NOW, THEREFORE, in consideration of the rights and obligations contained herein, and for other good and valuable consideration, the adequacy of which is hereby acknowledged, the Parties agree as follows:

1. The name of the Second A&R Agreement is hereby amended and restated in its entirety to read as follows: “Consulting and Services Agreement for Non-Employee, Non-Executive Chairman”; provided, however, that the amendments set forth in Amendment No. 1 and Amendment No. 2 to the formerly named Second A&R Agreement will be considered to be of force and effect to the extent that they do not conflict with each other, and to the extent of conflict, the amendments set forth in Amendment No. 2 supersede the amendments set forth in Amendment No. 1, and, provided further, to the extent of conflicts between (x) the amendments set forth in Amendment No. 1 and amendments set forth in Amendment No. 2 and (y) the amendments set forth in this Amendment No. 3, the amendments in Amendment No. 3 will supersede the amendments to the formerly named Second A&R Agreement set forth in Amendment No. 1 and Amendment No. 2. Further, for the avoidance of doubt, the amendments set forth in this Amendment No. 3 to the formerly named Second Amended and Restated Consulting Agreement for Non-Executive Chairman between the Parties, dated October 25, 2024, shall be of full force and effect as of the Effective Date in spite of the name change to the Second A&R Agreement provided for in this Section 1.

2. The following subsection (f) is hereby added to Section 1 of Exhibit B to the Second A&R Agreement as follows:

“1f. Acquisition-Based RSU, Restricted Stock or Cash Awards. Upon consummation of any acquisition of (i) an entity, (ii) assets, or (iii) capital stock by the Company or any Subsidiary (as defined below), the Company shall grant to the Consultant a fully vested award in the form of either: (i) restricted stock units (“RSUs”), (ii) restricted stock, or (iii) cash (each, an “Acquisition Award”), provided that the Consultant may elect the form of the applicable Acquisition Award in its sole discretion, and provided further that such Acquisition Award is subject to approval by the Board and the Compensation Committee of the Board.

The Acquisition Award shall be calculated based on the total purchase price of the consummated acquisition, regardless of whether or not such purchase price is paid in cash, stock, assumed debt, or other consideration (such purchase price, the “Acquisition Value”), and shall be determined as follows:

●	Acquisition Value from $0 to $5,000,000 – the Consultant is entitled to an Acquisition Award of 5% of the Acquisition Value;

●	Acquisition Value over $5,000,000 to $10,000,000 – the Consultant is entitled to an Acquisition Award of 6% of the Acquisition Value;

●	Acquisition Value over $10,000,000 to $20,000,000 – the Consultant is entitled to an Acquisition Award of 7% of the Acquisition Value; and

●	Acquisition Value over $20,000,000 - the Consultant is entitled to an Acquisition Award of 8% of the Acquisition Value.

In addition to the determinations of Acquisition Value set forth in this Section 1(f), the Compensation Committee may, in its sole discretion, determine to award the Consultant an additional 1% of the applicable percentage of the Acquisition Value if: (i) the Board and/or Compensation Committee projects the applicable acquisition to be earnings before interest, tax, depreciation, and amortization (EBITDA) or net income accretive within twelve (12) months of closing or (b) the Compensation Committee deems the applicable acquisition as an advancement to the Company’s long-term growth objectives, competitive positioning, and/or operational capabilities.

If the Consultant elects to receive the Acquisition Award in the form of RSUs or restricted stock, the number of RSUs (“RSU Award Amount”) or restricted stock granted shall equal (x) the dollar value of the Acquisition Award divided by (y) the trailing five (5) day volume-weighted average price (VWAP) of the Company’s common stock ending on the trading day prior to the acquisition closing date (such RSU Award Amount rounded down to the nearest whole share). The RSUs or restricted stock granted to the Consultant will be fully vested and shall not be subject to any further service or performance conditions.

Acquisition Awards may, at the Board’s discretion and in compliance with applicable law, be issued directly the Consultant or any other designated entity of the Consultant. All such Acquisition Awards shall be subject to applicable securities laws and the terms of the Company’s then-effective equity incentive plan or other applicable grant policy.

“Person” means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other entity, or a governmental entity.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, joint venture or other legal entity of which such Person (either above or through or together with any other Subsidiary) owns, directly or indirectly, more than 50% of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such entity.

3. Except as set forth in this Amendment No. 3, the provisions of the Second A&R Agreement remain the same and in full force and effect.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Amendment No. 3 to the Second Amended and Restated Consulting Agreement for Non-Executive Chairman to be executed as of the date first written above.

COMPANY

PMGC Holdings Inc.

By:	/s/ George Kovalyov
George Kovalyov
Director

CONSULTANT

Northstrive Companies Inc.

By:	/s/ Braeden Lichti
Braeden Lichti
Chief Executive Officer

3